Exhibit 99.(j)(2)

AMENDMENT TO THE CUSTODIAN AGREEMENT

THIS AMENDMENT, dated as of May 8, 2001 between each of the Investment Companies listed on Appendix C hereto ( each “FUND” and collectively, the “FUNDS”), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (BBH&Co. or the Custodian), amends the Custodian Agreement between the parties dated June 14, 1995 (the “Custodian Agreement”).

W I T N E S S E T H:

WHEREAS, the Funds have employed BBH&Co. to act as custodian for the Funds and to provide related services, all as provided in the Custodian Agreement;

WHEREAS, the Securities and Exchange Commission has promulgated Rules 17f-5 and 17f-7 under the Investment Company Act of 1940 which establish rules regarding the Fund’s investment held outside the United States at subcustodians or through Securities Depositories; and

WHEREAS, BBH&Co. is willing to provide services in connection with such Rules in accordance with the terms of this Amendment to the Custody Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Funds and BBH&Co. hereby agree, as follows:

1.                                     That Section 2.22 of the Custody Agreement shall be amended by the addition of the following at the end of the current section:

Securities Depositories.  Unless instructed otherwise by the Fund, the Custodian may deposit and/or maintain non-U.S. Investments of the Fund in any non-U.S. Securities Depository provided such Securities Depository meets the requirements of an “eligible securities depository” under Rule 17f-7 promulgated under the 1940 Act, or any successor rule or regulation (“Rule 17f-7”) or which by order of the Securities and Exchange Commission is exempted therefrom.  Prior to the time that securities are placed with such depository, but subject to the provisions of Section B below, the Custodian shall have prepared an analysis of the custody risks associated with maintaining assets with the Securities Depository and shall have established a system to monitor such risks on a continuing basis in accordance with subsection A of this Section.

A.            Monitoring and Risk Assessment of Securities Depositories.  Prior to the placement of any assets of the Fund with a Securities Depository, the Custodian: (a) shall provide to the Fund or its authorized representative an assessment of the custody risks associated with maintaining assets within such Securities Depository; and (b) shall have established a system to monitor the custody risks associated with maintaining assets with such Securities Depository on a continuing basis and to promptly notify the Fund or its Investment Adviser of any material changes in such risk.  In preparing its analysis and monitoring the custody risks described in (a) and (b) of the preceding sentence, the Custodian shall consider the following factors: a depository’s expertise and market reputation, the quality of its services, its financial strength, any insurance or indemnification arrangements, the extent and quality of regulation and independent examination of the depository, its standing in published ratings, its internal controls and other procedures for safeguarding investments and any related legal protections.  In performing its duties under this subsection, the Custodian shall use reasonable care, prudence and diligence and may rely on such reasonable sources of information as may be available including but not limited to: (i) published ratings; (ii) information supplied by a Subcustodian that is a participant in such Securities Depository; (iii) industry surveys or publications; (iv) information supplied by the depository itself, by its auditors (internal or external) or by the relevant Foreign Financial Regulatory Authority.  It is acknowledged that information procured through some or all of these sources may not be independently verifiable by the Custodian and that direct access to Securities Depositories is limited under most circumstances.  Accordingly, the Custodian shall not be responsible for errors or omissions in its duties hereunder provided that it has performed its monitoring and assessment duties with reasonable care, prudence and diligence.  The risk assessment shall be provided to the Fund or its Investment Advisor by such means as the Custodian shall reasonably establish.  Advice of material

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change in such assessment may be provided by the Custodian in the manner established as customary between the Fund and the Custodian for transmission of material market information.

B.            Special Transitional Rule.  It is acknowledged that Rule 17f-7 has an effective date of July 1, 2001 and that the Custodian will require a period of time to fully prepare risk assessment information and to establish a risk monitoring system as provided in Subsection A.  Accordingly, until July 1, 2001, the Custodian shall use reasonable efforts to implement the measures required by Subsection A, and shall in the interim provide to the Fund or its Investment Advisor the depository information customarily provided and shall promptly inform the Fund or its Investment Advisor of any material development affecting the custody risks associated with the maintenance of assets with a particular Securities Depository of which it becomes aware in the course of its general duties under this Agreement or from its duties under Section A, as such duties have been implemented at any given time.

2.                                     That Section 3 of the Custody Agreement shall be amended by the addition of the following at the end of the current section:

The Custodian may, at any time and from time to time, appoint (a) any bank, trust company or other entity meeting the requirements of an “eligible foreign custodian” under Rule 17f-5 or which by order of the Securities and Exchange Commission is exempted therefrom, or (b) any bank as defined in Section 2(a)(5) of the 1940 Act meeting the requirements of a custodian under Section 17(f) of the 1940 Act and the rules and regulations thereunder, to act on behalf of the Fund as a Subcustodian for purposes of holding Investments of the Fund outside the United States.  An Instruction to open an account in a given country shall comprise authorization of the Custodian to hold assets in such country in accordance with the terms of this Agreement.  The Custodian shall not be required to make independent inquiry as to the authorization of the Fund to invest in such country.

A.            Board Approval of Foreign Subcustodians.  Unless and except to the extent that the Board has delegated to, and the Custodian has accepted delegation of, review of certain matters concerning the appointment of Subcustodians pursuant to

3

Subsection B, the Custodian shall, prior to the appointment of any Subcustodian for purposes of holding Investments of the Fund outside the United States, obtain written confirmation of the approval of the Board of Trustees or Directors of the Fund with respect to (a) the identity of a Subcustodian, and (b) the Subcustodian agreement which shall govern such appointment, such approval to be signed by an Authorized Person.

B.            Delegation of Board Review of Subcustodians.  From time to time, the Custodian may agree to perform certain reviews of Subcustodians and of Subcustodian Contracts as Foreign Custody Manager of the Fund’s Board.  In such event, the Custodian’s duties and obligations with respect to this delegated review will be performed in accordance with the terms of the attached 17f-5 Delegation Schedule to this Agreement.

3.                                     In addition, that the definitions under the Custodian Agreement shall be amended with the addition modification of the following:

Foreign Financial Regulatory Authority shall have the meaning given by Section 2(a)(50) of the 1940 Act,

Securities Depository shall mean a central or book entry system or agency established under Applicable Law for purposes of recording the ownership and/or entitlement to investment securities for a given market that, if a foreign Securities Depository, meets the definitional requirements of Rule 17f-7 under the 1940 Act.

All defined terms used herein shall have the meaning given in the Custodian Agreement as amended by this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first above written.

Each of the Investment Companies listed on the attached Appendix C

By:	/s/ Michael A. Pignataro

By:	BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Stokley P. Towles
Stokley P. Towles
Partner

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APPENDIX C
TO
THE CUSTODIAN AGREEMENT
BETWEEN
EACH OF THE INVESTMENT COMPANIES LISTED ON APPENDIX C HERETO
and
BROWN BROTHERS HARRIMAN & CO.
Dated as of May 8, 2001

The following is a list of Funds/Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of 6/14/95 “the Agreement”:

THE BRAZILIAN EQUITY FUND, INC.

THE CHILE FUND, INC.

THE EMERGING MARKETS TELECOMMUNICATIONS FUND, INC.

THE FIRST ISRAEL FUND, INC.

THE INDONESIA FUND, INC.

THE LATIN AMERICA EQUITY FUND, INC.

IN WITNESS WHEREOF, each of the parties hereto has caused this APPENDIX C to be executed in its name and on behalf of each such Fund/Portfolio.

EACH OF THE INVESTMENT COMPANIES LISTED ON APPENDIX C HERETO		BROWN BROTHERS HARRIMAN & Co.
BY:	/s/ Michael A. Pignataro	BY:	/s/ Stokley P. Towles
NAME: Michael A. Pignataro		NAME: Stokley P. Towles
TITLE: Chief Financial Officer		TITLE: Partner

1

Global Custody and Accounting Fee Schedule
Between
Brown Brothers Harriman & Co.
And
Credit Suisse Asset Management
And
Each of the Closed End Funds Listed on Appendix “A”
June 2001

Custody — Payable Monthly on the Value of Assets

Country	Basis Points	Transaction Charges

Argentina	25 b.p.	$75
Australia	4 b.p.	$35
Austria	5 b.p.	$70
Bahrain	55 b.p.	$175
Bangladesh	45 b.p.	$150
Belgium	4 b.p.	$30
Botswana	45 b.p.	$150
*Brazil	16 b.p.	$50
Canada	3 b.p.	$15
Chile	15 b.p. on first $100 million 13 b.p. on all over	$75
China	30 b.p.	$100
Colombia	45 b.p.	$100
Czech Republic	45 b.p.	$150
Denmark	4 b.p.	$65
Ecuador	55 b.p.	$175
Egypt	50 b.p.	$175
Euroclear	3 b.p.	$25
Finland	10 b.p.	$60
France	3 b.p.	$40
Germany	3 b.p.	$25
Ghana	55 b.p.	$175
Greece	50 b.p.	$150
Hong Kong	6 b.p.	$50
Hungary	50 b.p.	$175
India	40 b.p.	$150 (Per partial)
Indonesia	15 b.p.	$50
Ireland	6 b.p.	$40
**Israel	25 b.p.	$75
Italy	6 b.p.	$50
Japan	2 b.p.	$20
Jordan	50 b.p.	$150
Kenya	55 b.p.	$175
Lebanon	55 b.p.	$175

Country	Basis Points	Transaction Charges

Malaysia	10 b.p.	$50
Mauritius	45 b.p.	$150
Mexico	10 b.p.	$40
Morocco	45 b.p.	$150
Namibia	50 b.p.	$150
Netherlands	5 b.p. -	$30
New Zealand	6 b.p.	$50
Norway	8 b.p.	$75
Oman	45 b.p.	$150
Pakistan	28 b.p.	$150
Panama	60 b.p.	$175
Peru	60 b.p.	$150
Philippines	20 b.p.	$50
Poland	60 b.p.	$100
Portugal	15 b.p.	$60
Russia	65 b.p.	$250
Singapore	8 b.p.	$60
Slovakia	45 b.p.	$150
South Africa	10 b.p.	$35
South Korea	15 b.p.	$50
Spain	7 b.p.	$35
Sri Lanka	30 b.p.	$100
Swaziland	55 b.p.	$175
Sweden	6 b.p.	$45
Switzerland	4 b.p.	$45
Taiwan	20 b.p.	$45
Thailand	15 b.p.	$45
Turkey	30 b.p.	$75
United Kingdom	2.5 b.p.	$30
Uruguay	50 b.p.	$150
Venezuela	35 b.p.	$75
Zambia	50 b.p.	$150
Zimbabwe	50 b.p.	$150
***Euroclear	3 b.p.	$25
Domestic	.375 b.p.	$5 DTC, FBE, PTC
		$35 Physicals
		$15 Cancelled Trades
		$15 Maturities
		$10 Wires
		$10 Check Processing
		$35 Derivatives
		$10 Affirmations
		$5 Non-STP Trades
		$25 Manual Trades

Country	Basis Points	Transaction Charges

$35 Third Party FX
$35 Third Party
short-term deposits

There will be no charge for foreign exchange and short-term deposits executed by BBH&Co.

*	Additional Administration Fee of 10 b.p.
**	$25,000 Annual fee for each additional subcustodian
***	To be negotiated in emerging markets

Out of Pocket Expenses

Out-of pocket expenses including, but not limited to communications expenses, telex, audit reporting, legal, telephone, postage and direct expenses including, but not limited to stamp duties, commissions, dividend and income collection charges, proxy charges, taxes, certificate fees, special handling, transfer, withdrawal and registration fees would be additional. Local administration charges, if arranged through BBH&Co., would be for the account of the fund.

Annual Minimum Custody Fee Per Portfolio:	$10,000

Schedule of Fund Accounting

Payable monthly on the Value of Assets :

Basis Points:	Asset Level:

4 b.p.	First $50 million

3 b.p.	Next $50 million

2 b.p.	All over

Annual Minimum Fund Accounting Fee:	$30,000

Approved by:		On behalf of each Investment Company listed on Appendix A
Brown Brothers Harriman & Co.

By:	/s/ James R. Kent	By:	/s/ Michael A. Pignataro

Name:	James R. Kent	Name:	Michael A. Pignataro

Title:	Managing Director	Title:	CFO

Appendix A

The First Israel Fund

Latin America Equity

The Brazilian Equity Fund

The Indonesia Fund

The Chile Fund

Emerging Market Telecommunications

BROWN
BROTHERS
HARRIMAN

CREDITSUISSE

FEE SCHEDULE
TO THE CUSTODIAN AGREEMENT AMENDED AS OF MAY 8, 2001
BETWEEN
BROWN BROTHERS HARRIMAN & CO.
AND
EACH OF THE INVESTMENT COMPANIES LISTED ON APPENDIX “A” TO THE CUSTODIAN AGREEMENT AMENDED AS OF MAY 8, 2001 ON THE BEHALF OF EACH OF THEIR RESPECTIVE PORTFOLIOS

FEE SCHEDULE EFFECTIVE DATE: AUGUST 1, 2008

I.              GLOBAL CUSTODY CHARGES — Payable Monthly on the Value of Assets

Market	Annual Asset Charge (Basis Points)	Transaction Charge (USD)	Market	Annual Asset Charge (Basis Points)	Transaction Charge (USD)
Argentina	25	75	Malaysia	10	50
Australia	4	35	Mauritius	45	150
Austria	5	70	Mexico	10	40
Bahrain	55	175	Morocco	45	150
Bangladesh	45	150	Namibia	50	150
Belgium	4	30	Netherlands	5	30
Botswana	45	150	New Zealand	6	50
Brazil	16	50	Norway	8	75
Canada	3	15	Oman	45	150
Chile	15 on 1st $100mln	75	Pakistan	28	150
	13 on all over		Panama	60	175
China	30	100	Peru	60	150
Colombia	45	100	Philippines	20	50
Czech Republic	45	150	Poland	60	100
Denmark	4	65	Portugal	15	60
Ecuador	55	175	Russia	65	250
Egypt	50	175	Singapore	8	60
Euroclear	3	25	Slovakia	45	150
Finland	10	60	South Africa	10	35
France	3	40	South Korea	15	50
Germany	3	25	Spain	7	35
Ghana	55	175	Sir Lanka	30	100
Greece	50	150	Swaziland	55	175
Hong Kong	6	50	Sweden	6	45
Hungary	50	175	Switzerland	4	45
India	40	150	Taiwan	20	45
Indonesia	15	50	Thailand	15	45
Ireland	6	40	Turkey	30	75
Israel	25	75	United Kingdom	2.5	30
Italy	6	50	Uruguay	50	150
Japan	2	20	Venezuela	35	75
Jordan	50	150	Zambia	50	150
Kenya	55	175	Zimbabwe	50	150
Lebanon	55	175	United States	0.375	5 – DTC, FBE, FTC

Other Custody Charges:

Physicals	$35
Cancelled Trades/Maturities	$15
Wires/Check Processing/Affirmations	$10
Derivatives/ 3rd Party FX/3rd Party Short-term Depos	$35
Non-STP	$5
Manual Trades	$25

Note: There will be no charge for foreign exchange and short-term deposits executed by BBH&Co.

Annual Minimum Custody Fee per Portfolio:	$10,000

II.            FUND ACCOUNTING & ADMINISTRATION SERVICES

Breakpoints will be applied at a group level based on aggregate assets for all portfolios.

Asset Charge:	Basis Points:

First $500 million	6.00 b.p.

Next $500 million	5.25 b.p.

All over	4.25 b.p.

Annual Minimum Fund Accounting Fee:	$30,000

Note: Attached as Appendix A is a detailed description of the Fund Administration services included.

III.          OUT-OF-POCKET EXPENSES

Out-of-pocket expenses including, but not limited to communication expenses, telex, audit reporting, legal, telephone, postage, and direct expenses including but not limited to stamp duties, commissions, dividend and income collection charges, proxy charges, taxes, certificate fees, special handling, transfer, withdrawal and registration fees would be additional.  Local administration charges, if arranged through BBH&Co., would be for the account of the fund.

IV.           BILLING

Annual fees paid monthly in arrears in U.S. dollars.*

*Assumptions and Parameters Fees quoted above offered contingent upon the information provided and assuming the actual experience will not be materially different from this projected activity.  BBB reserves the right to modify this fee schedule as additional markets and/or services are introduced.  This fee schedule assumes securities trade instructions will be sent in properly formatted SWIFT protocol, or another mutually agreed upon means.  All tiers are based on an aggregate, relationship basis rather than a portfolio by portfolio basis.

Accepted and Agreed:

Brown Brothers Harriman & Co.	Each of the Investment Companies Listed On Appendix “A” to the Custodian Agreement Amended as of May 8, 2001 on the Behalf of each of Their Respective Portfolios

By:	/s/ James R. Kent	By:	/s/ Michael A. Pignataro

Name:	James R. Kent	Name:	Michael A. Pignataro

Title:	Managing Director	Title:	CFO

Date:	June 27, 2008	Date:	June 24, 2008

17f-5 DELEGATION SCHEDULE

By its execution of this Delegation Schedule, each of the Investment Companies listed on the attached Appendix C (each a “FUND” and collectively, the “FUNDs”), acting through its Board of Directors/Trustees or its duly appointed representative, hereby appoints BROWN BROTHERS HARRIMAN & CO., a New York limited partnership with an office in Boston, Massachusetts (the “Foreign Custody Manager”) as its delegate to perform certain functions with respect to the custody of Fund’s Assets outside the United States.

1.                                       Maintenance of Fund’s Assets Abroad.  The Fund, acting through its Board or its duly authorized representative, hereby instructs Foreign Custody Manager pursuant to the terms of the Custodian Agreement to place and maintain the Fund’s Assets in countries outside the United States in accordance with Instructions received from the Fund’s investment advisor.  Such instruction shall represent a Proper Instruction under the terms of the Custodian Agreement.  The Fund acknowledges that - (a) the Foreign Custody Manager shall perform services hereunder only with respect to the countries where it provides custodial services to the Fund under the Custodian Agreement; (b) depending on conditions in the particular country, advance notice may be required before the Foreign Custody Manager shall be able to perform its duties hereunder in or with respect to such country (such advance notice to be reasonable in light of the specific facts and circumstances attendant to performance of duties in such country); and (c) nothing in this Delegation Schedule shall require the Foreign Custody Manager to provide delegated or custodial services in any country, and there may from time to time be countries as to which the Foreign Custody Manager determines it will not provide delegation services.

2.                                       Delegation.  Pursuant to the provisions of Rule 1 7f-5 under the 1940 Act as amended, the Board hereby delegates to the Foreign Custody Manager, and the Foreign Custody Manager

hereby accepts such delegation and agrees to perform, only those duties set forth in this Delegation Schedule concerning the safekeeping of the Fund’s Assets in each of the countries as to which it acts as the Board’s delegate.  The Foreign Custody Manager is hereby authorized to take such actions on behalf of or in the name of the Fund as are reasonably required to discharge its duties under this Delegation Schedule, including, without limitation, to cause the Fund’s Assets to be placed with a particular Eligible Foreign Custodian in accordance herewith.  The Fund confirms to the Foreign Custody Manager that the Fund or its investment adviser has considered the Sovereign Risk and prevailing country risk as part of its continuing investment decision process, including such factors as may be reasonably related to the systemic risk of maintaining the Fund’s Assets in a particular country, including, but not limited to, financial infrastructure, prevailing custody and settlement systems and practices (including the use of any Securities Depository in the context of information provided by the Custodian in the performance of its duties as required under Rule I7f-7 and the terms of the Custodian Agreement governing such duties), and the laws relating to the safekeeping and recovery of the Fund’s Assets held in custody pursuant to the terms of the Custodian Agreement.

3.                                       Selection of Eligible Foreign Custodian and Contract Administration.  The Foreign Custody Manager shall perform the following duties with respect to the selection of Eligible Foreign Custodians and administration of certain contracts governing the Fund’s foreign custodial arrangements:

(a)                                  Selection of Eligible Foreign Custodian.  The Foreign Custody Manager shall place and maintain the Fund’s Assets with an Eligible Foreign Custodian; provided that the Foreign Custody Manager shall have determined that the Fund’s Assets will be subject to reasonable care based on the standards applicable to custodians in the relevant market after considering all factors relevant to the safekeeping of such assets including without limitation:

(i)                                     The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the controls and procedures for dealing with any Securities Depository, the method of keeping custodial records, and the security and data protection practices;

(ii)                                  Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for the Fund’s Assets;

(iii)                               The Eligible Foreign Custodian’s general reputation and standing; and

(iv)                              Whether the Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of such Eligible Foreign Custodian in the United States or such Eligible Foreign Custodian’s appointment of an agent for service of process in the United States or consent to jurisdiction in the United States.

The Foreign Custody Manager shall be required to make the foregoing determination in accordance with Section 8 hereunder.

(b)                                 Contract Administration.  The Foreign Custody Manager shall cause that the foreign custody arrangements with an Eligible Foreign Custodian shall be governed by a written contract that the Foreign Custody Manager has determined will provide reasonable care for Fund assets based on the standards applicable to custodians in the relevant market.  Each such contract shall, except as set forth in the last paragraph of this subsection (b), include provisions that provide:

(i)                                     For indemnification or insurance arrangements (or any combination of the foregoing) such that the Fund will be adequately protected against the risk of loss of assets held in accordance with such contract;

(ii)                                  That the Fund’s Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of such Custodian arising under bankruptcy, insolvency or similar laws;

(iii)                               That beneficial ownership of the Fund’s Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

(iv)                              That adequate records will be maintained identifying the Fund’s Assets as belonging to the Fund or as being held by a third party for the benefit of the Fund;

(v)                                 That the Fund’s independent public accountants will be given access to those records described in (iv) above or confirmation of the contents of such records; and

(vi)                              That the Foreign Custody Manager will receive sufficient and timely periodic reports with respect to the safekeeping of the Fund’s Assets, including, but not limited to, notification of any transfer to or from the Fund’s account or a third party account containing the Fund’s Assets.

Such contract may contain, in lieu of any or all of the provisions specified in this Section 3 (b), such other provisions that the Foreign Custody Manager determines will provide, in their entirety, the same or a greater level of care and protection for the Fund’s Assets as the specified provisions, in their entirety.

(c)                                  Limitation to Delegated Selection.  Notwithstanding anything in this Delegation Schedule to the contrary, the duties under this Section 3 shall apply only to Eligible Foreign Custodians selected by the Foreign Custody Manager and shall not apply to Securities Depositories or to any Eligible Foreign Custodian that the Foreign Custody Manager is directed to use pursuant to Section 7.

4.                                       Monitoring.  The Foreign Custody Manager shall establish a system to monitor at reasonable intervals (but at least annually) the appropriateness of maintaining the Fund’s Assets with each ‘Eligible Foreign Custodian that has been selected by the Foreign Custody Manager pursuant to Section 3 of this Delegation Schedule.  The Foreign Custody Manager shall monitor the continuing appropriateness of placement of the Fund’s Assets in accordance with the criteria established under Section 3(a) of this Delegation Schedule.  The Foreign Custody Manager shall monitor the continuing appropriateness of the contract governing the Fund’s arrangements in accordance with the criteria established under Section 3(b) of this Delegation Schedule.

5.                                       Reporting.  At least annually and more frequently as mutually agreed between the parties, the Foreign Custody Manager shall provide to the Board written reports specifying placement of the Fund’s Assets with each Eligible Foreign Custodian selected by the Foreign Custody Manager pursuant to Section 3 of this Delegation Schedule and shall promptly report as to any material changes to such foreign custody arrangements.  Foreign Custody Manager will prepare such a report with respect to any Eligible Foreign Custodian that the Foreign Custody Manager has been instructed to use pursuant to Section 7 only to the extent specifically agreed with respect to the particular situation.  The Foreign Custody Manager shall provide to the Board a written report each calendar quarter in which there has been a change in an Eligible Foreign Custodian.

6.                                       Withdrawal of Fund’s Assets.  If the Foreign Custody Manager determines that an arrangement with a specific Eligible Foreign Custodian selected by the Foreign Custody Manager under Section 3 of this Delegation Schedule no longer meets the requirements of said Section, Foreign Custody Manager shall withdraw the Fund’s Assets from the non-complying arrangement as soon as reasonably practicable and shall notify the Board and the Fund’s Investment Adviser promptly; provided, however, that if in the reasonable judgment of the Foreign Custody Manager, such withdrawal would require liquidation of any of the Fund’s Assets or would materially impair the liquidity, value or other investment characteristics of the Fund’s Assets, it shall be the duty of the Foreign Custody Manager to provide information regarding the particular circumstances and to act only in accordance with Proper Instructions of the Fund or its Investment Advisor with respect to such liquidation or other withdrawal.

7.                                       Direction as to Eligible Foreign Custodian.  Notwithstanding this Delegation Schedule, the Fund, acting through its Board, its Investment Adviser or its other authorized representative, may direct the Foreign Custody Manager to place and maintain the Fund’s Assets with a particular Eligible Foreign Custodian, including without limitation with respect to investment in countries as to which the Custodian will not provide delegation services.  In such event, the Foreign Custody Manager shall be entitled to rely on any such instruction as a Proper Instruction under the terms of the Custodian Agreement and shall have no duties under this Delegation Schedule with respect to such arrangement save those that it may undertake specifically in writing with respect to each particular instance.

8.                                       Standard of Care.  In carrying out its duties under this Delegation Schedule, the Foreign Custody Manager agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for safekeeping the Fund’s Assets would exercise.

9.                                       Representations.  The Foreign Custody Manager hereby represents and warrants that it is a U.S. Bank and that this Delegation Schedule has been duly authorized, executed and delivered by the Foreign Custody Manager and is a legal, valid and binding agreement of the Foreign Custody Manager.

The Fund hereby represents and warrants that its Board of Directors has determined that it is reasonable to rely on the Foreign Custody Manager to perform the delegated responsibilities provided for herein and that this Delegation Schedule has been duly authorized, executed and delivered by the Fund and is a legal, valid and binding agreement of the Fund.

10.                                 Effectiveness:  termination.  This Delegation Schedule shall be effective as of the date on which this Delegation Schedule shall have been accepted by the Foreign Custody Manager, as indicated by the date set forth below the Foreign Custody Manager’s signature.  This Delegation Schedule may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party.  Such termination shall be effective on the 60th day following the date on which the non-terminating party shall receive the foregoing notice.  The foregoing to the contrary notwithstanding, this Delegation Schedule shall be deemed to have been terminated concurrently with the termination of the Custodian Agreement.

11.                                 Notices.  Notices and other communications under this Delegation Schedule are to be made in accordance with the arrangements designated for such purpose under the Custodian Agreement unless otherwise indicated in a writing referencing this Delegation Schedule and executed by both parties.

12.                                 Definitions.  Capitalized terms in this Delegation Schedule have the following meanings:

a.                                       Eligible Foreign Custodian - shall have the meaning set forth in Rule I 7f-5(a)(I) and shall also include a U.S. Bank.

b.                                      Fund’s Assets - shall mean any of the Fund’s investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect the Fund’s transactions in such investments.

c.                                       Proper Instructions - shall have the meaning set forth in the Custodian Agreement.

d.                                      Eligible Securities Depository - shall have the meaning set forth in Rule 17f-7.

e.                                       Sovereign Risk - shall have the meaning set forth in Section 6.3 of the Custodian Agreement.

f.                                         U.S. Bank - shall mean a bank which qualifies to serve as a custodian of assets of investment companies under Section 17(f) of the Act.

13.                                 Governing Law and Jurisdiction.  This Delegation Schedule shall be construed in accordance with the laws of the State of New York.  The parties hereby submit to the exclusive jurisdiction of the Federal courts sitting in the State of New York or the Commonwealth of Massachusetts or of the state courts of either such State or such Commonwealth.

14.                                 Fees.  Foreign Custody Manager shall perform its functions under this Delegation Schedule for the compensation determined under the Custodian Agreement.

15.                                 Integration.  This Delegation Schedule sets forth all of the Foreign Custody Manager’s duties with respect to the selection and monitoring of Eligible Foreign Custodians, the administration of contracts with Eligible Foreign Custodians, the withdrawal of assets from Eligible Foreign Custodians and the issuance of reports in connection with such duties.  This

Delegation Schedule constitutes the entire agreement between the Fund and Foreign Custody Manager with respect to the subject matter hereof.  Accordingly, this Schedule supersedes any delegation agreements, dated February 10, 1998 and February 11, 1998, heretofore in effect between the Fund and the Custodian. The terms of the Custodian Agreement shall apply generally as to matters not expressly covered in this Delegation Schedule, including dealings with the Eligible Foreign Custodians in the course of discharge of the Foreign Custody Manager’s obligations under the Custodian Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

Each of the Investment Companies listed on the attached Appendix C

By:	/s/Michael A. Pignataro

By:	BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Stokley P. Towles
Stokley P. Towles
Partner

APPENDIX A
Fund Administration Service Description

Description of Portfolio Compliance Services

•                  Trade date plus one monitoring of each Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

•                  Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

•                  Trade date plus one monitoring of each Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations as described in Exhibit A attached hereto

•                  Rule 17g-1 monitoring shall be performed monthly as requested

•                  Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly

•                  Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

•                  The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•                  Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

•                  Provide the Fund’s Board of Trustees/Directors a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

•                  Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees/Directors as requested by the Fund and agreed to by the Administrator

Description of Financial Reporting & Assistant Treasurer Services

•                  The Administrator shall accumulate information for and prepare

•                  Within a 60-day production cycle, annual and semi-annual shareholder report for the Fund per fiscal year, such preparation includes the coordination of all printer and author edits, the review of printer drafts and the coordination of the audit of the Fund by its independent public auditor (e.g. manage open items lists, host weekly audit meeting, etc.)

•                  annual report and semi-annual report on Form N-SAR

•                  first fiscal quarter report and third fiscal quarter report on Form N-Q

•                  annual report and semi-annual report on Form N-CSR

•                  Upon acceptance of each above-mentioned report by the Fund’s Treasurer and/or Chief Financial Officer, the Administrator shall edgarize and file such reports as required, including any applicable executed officer certifications or other exhibits

•                  Quarterly calculation and reporting of each Portfolio’s portfolio turnover

•                  Preparation of a Monthly and/or Quarterly “Survey” for each survey company identified by the Fund

•                  Preparation of the following quarterly reports for the Fund’s Board of Trustees/Directors (in BBH Reporting Format or such other format as agreed to between the Administrator and the Fund):

•                  Summary Schedule of Investments and Net Asset Roll Forward

•                  Statements of Assets and Liabilities

•                  Statements of Operations

•                  Statements of Changes in Net Assets

•                  Financial Highlights

•                  Schedules of Investments

•                  Top Five Industry, Country and Holdings Reports

•                  Sector, Industry and Bond Rating Analyses

•                  Prepare and obtain authorization of Fund expense invoices on a bi-monthly basis

•                  Prepare the Fund’s quarterly budget and make recommendations for adjustments as appropriate

•                  Prepare a monthly expense pro forma

•                  Provide consultative services with respect to financial matters of the Fund as may be requested and agreed to by the Fund and Administrator from time to time

•                  Prepare budgets and expense pro formas for new series, Portfolios or classes and/or with respect to mergers, acquisitions and restructurings, as may be requested and agreed to between the Fund and Administrator

Description of Tax Support Services

•                  Prepare fiscal year end and excise tax distribution calculations;

•                  Prepare monthly, quarterly and annual income distributions as described in each Portfolio’s prospectus

•                  Prepare annual capital gain distribution(s) including spillback amounts as required

•                  Prepare tax-related ROCSOP entries for fund accounting purposes

•                  Review required tax disclosures (such as tax cost, long term capital gain and tax exempt designation, foreign tax credits, dividend received deductions and qualified dividend income pass throughs) in the Fund’s financial statements

•                  Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests

•                  Prepare shareholder year-end tax information

•                  Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

•                  Consult with the Fund’s Authorized Persons regarding potential passive foreign investment companies (“PFICs”)

•                  Prepare wash sales calculations and other differences required for tax purposes

•                  Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

•                  Provide tax research as requested

Description of Performance Measurement Services

•                  Calculate time weighted total returns at NAV and Market Value and report such returns to the Fund on a monthly basis

•                 If applicable, review of total return information generated by BBH disclosed in Fund’s financial statements.